February 16, 2018

Allergan Finance, LLC

5 Giralda Farms

Madison, New Jersey 07940

Re:    Allergan Finance, LLC

Ladies and Gentlemen:

We have acted as special Nevada counsel in the State of Nevada (“State”) to Allergan Finance, LLC, a Nevada limited-liability company (“Company”), in connection with a registration statement on Form S-3 (the “Shelf Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Shelf Registration Statement is to be filed by Allergan plc, a public limited company organized under the laws of Ireland (“Parent”), Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (“Allergan Funding”) and those subsidiaries of Parent, including the Company, named therein as co-registrant guarantors, and relates to the issuance and sale from time to time by Parent or Allergan Funding of various types of securities (the “Securities”).

You have advised us that the Securities to be issued and sold pursuant to the Shelf Registration Statement, when, as and if duly authorized by Parent or Allergan Funding, as the case may be, are expected to include debt securities of Allergan Funding (the “Debt Securities”) issued under indentures in the form of a base indenture (the “Base Indenture”) among Allergan Funding, each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Indentures”). You have further advised us that the Debt Securities are expected to be guaranteed with guarantees included in the Indentures (the “Guarantees”) by certain subsidiaries of Parent, including the Company. This opinion letter is being furnished at the request of the Company.

In rendering the opinions set forth below, we have reviewed (a) the Shelf Registration Statement, (b) the Base Indenture, (c) the constituent documents of the Company as amended to date, (d) certain records of the company proceedings of the Company, (e) certificates of public officials, and (f) such records, documents, statutes and decisions as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the

Exhibit 5.5

Allergan Finance, LLC

February 16, 2018

original of all documents submitted to us as copies thereof and the truthfulness of all statements of fact set forth in the documents and records examined by us. We have also reviewed such other instruments and documents and investigated such questions of law as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.    The Company has been duly organized and is a validly existing limited-liability company in good standing under the laws of the State.

2.    The Company has all requisite limited-liability company power and authority to execute and file or cause to be filed, with the Commission the Shelf Registration Statement. Such execution and filing have been duly authorized by the Company by all requisite company action.

3.    The Company has all requisite limited-liability company power and authority to execute and deliver the Indentures and to perform its obligations thereunder. The Guarantees have been duly authorized by the Company by all requisite company action.

4.    If executed and delivered on the date hereof, the execution and delivery of the Indentures by the Company would not violate (i) any applicable statute, rule or regulation of the State or (ii) its articles of organization and operating agreement; provided however, we express no opinion regarding compliance with applicable securities laws, rules or regulations of the State.

5.    Except as may be required by applicable securities laws, rules or regulations of the State, as to which we express no opinion, no consent, waiver, approval, authorization or order of any governmental authority of the State is required pursuant to the statutes and regulations of the State in connection with the Company’s execution and delivery of the Indentures, when, as and if duly authorized.

While certain members of the firm are admitted to practice in other jurisdictions, for purposes of this letter, we have not examined any laws other than the laws of the State, and we express no opinion as to the laws of any jurisdiction other than the laws of the State. This letter is given only with respect to the laws of the State, as they currently exist, and we undertake no obligation or responsibility to update or supplement this letter in response to subsequent changes in the law or future events affecting the transactions contemplated in the Shelf Registration Statement.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Shelf Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing

Allergan Finance, LLC

February 16, 2018

this opinion as an exhibit to the Shelf Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the reference to our firm contained in the Shelf Registration Statement under the heading “Legal matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP
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